Exhibit 99.13

FOURTH AMENDED AND RESTATED MAY 2016 SUPPLEMENTAL CONFIRMATION
Date:	February 13, 2019

To:	Cactus Holding Company, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985
Reference Number:          To be advised by CGMI
The purpose of this Fourth Amended and Restated May 2016 Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and Cactus Holding Company, LLC (“Counterparty”) on May 21, 2018 (such date, the “Third Amendment and Restatement Date” and such transaction, the “Third Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on November 16, 2017 (such date, the “Second Amendment and Restatement Date” and such transaction, the “Second Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on November 18, 2016 (such date, the “First Amendment and Restatement Date” and such transaction, the “First Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on May 18, 2016 (the “Original Transaction”).  This Fourth Amended and Restated May 2016 Supplemental Confirmation, dated February 13, 2019 (the “Fourth Amendment and Restatement Date”), amends and restates in its entirety the Third Amended and Restated May 2016 Supplemental Confirmation, dated May 21, 2018 (the “Third Amended and Restated Supplemental Confirmation”), and is subject to the Master Confirmation specified below.  All references to the Third Amended and Restated Supplemental Confirmation, the Second Amended and Restated May 2016 Supplemental Confirmation, dated November 16, 2017 (the “Second Amended and Restated Supplemental Confirmation”), the Amended and Restated May 2016 Supplemental Confirmation, dated November 18, 2016 (the “First Amended and Restated Supplemental Confirmation”) or the May 2016 Supplemental Confirmation, dated May 18, 2016 (the “Original Supplemental Confirmation”) in the Master Confirmation or in any other documentation between the parties shall be to this Fourth Amended and Restated May 2016 Supplemental Confirmation.  Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Fourth Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation).  This Fourth Amended and Restated May 2016 Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Fourth Amended and Restated May 2016 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of October 30, 2015 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Fourth Amended and Restated May 2016 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.
2.          The terms of the Transaction to which this Fourth Amended and Restated May 2016 Supplemental Confirmation relates are as follows:
Trade Date:	May 18, 2016
Fourth Amendment and Restatement Date:	February 13, 2019

Initial Prepayment Amount:
USD 58,353,518.32.  Counterparty directs, and CGMI agrees to pay, the Initial Prepayment Amount to the Collateral Account (as defined in the Pledge Agreement) and from there in accordance with the terms of the May 2016 Irrevocable Instruction Letter dated as of May 18, 2016 between CGMI, Cactus Holding Company II, LLC and Deutsche Bank Trust Company Americas.

Second Prepayment Date:	The Currency Business Day following the Trade Date.
Second Prepayment Amount:	USD 20,098,386.48. Counterparty directs, and CGMI agrees to pay, the Second Prepayment Amount to Citibank, N.A. on the Second Prepayment Date.
Third Prepayment Date:
The Currency Business Day following the first date on which CGMI shall have received as additional “Collateral” under and in accordance with the terms of the Security Agreement an aggregate number of “Class A Shares” in book-entry form through the Clearance System and “Class B Shares” in certificated form in the name of Counterparty that equals the Number of Shares under this Transaction.

Third Prepayment Amount:	USD 13,475,793.63. CGMI shall pay the Third Prepayment Amount to Counterparty on the Third Prepayment Date.
Reference Price:	USD 14.7265
Counterparty Fourth Amendment Payment Amount:
As determined by the Calculation Agent taking into account the Amendment and Restatement Reference Price, the Forward Floor Price and the Forward Cap Price.  Subject to the Repo Termination and Irrevocable Instruction Agreement, Counterparty agrees to pay CGMI the Counterparty Fourth Amendment Payment Amount on the Counterparty Fourth Amendment Payment Date.

Counterparty Fourth Amendment Payment Date:	The “Extension Payment Date” as defined in the Repo Termination and Irrevocable Instruction Agreement.
Repo Termination and Irrevocable Instruction Agreement:
The Repo Termination and Irrevocable Instruction Agreement, dated on or about the Fourth Amendment and Restatement Date, between Citibank, N.A., CGMI, Citigroup Global Markets Limited, represented by CGMI as its agent, Counterparty, M Capital Group Investors II, LLC, Cactus Holding Company II, LLC and the other parties signatory thereto.

Amendment and Restatement Reference Price:
An amount per Share equal to the arithmetic average of the Settlement Prices for each Initial Calculation Date, subject to “Averaging Date Disruption” below; provided that references to “Valuation Date” in Settlement Price shall be deemed to mean “Initial Calculation Date”.

Initial Calculation Dates:	Each of the 5 Scheduled Trading Days commencing on and including the Initial Calculation Period Start Date.

Initial Calculation Period:
The period commencing on and including the Initial Calculation Period Start Date and (without duplication) ending on and including the Initial Calculation Period End Date.  Promptly following the Initial Calculation Period End Date, the Calculation Agent shall notify Counterparty of (a) the Amendment and Restatement Reference Price, (b) the Forward Floor Price, (c) the Forward Cap Price and (d) the Counterparty Fourth Amendment Payment Amount.

Promptly following the Initial Calculation Period End Date, CGMI will deliver to Counterparty an Optional Early Termination Amount table, similar in form to that attached to the Third Amended and Restated Supplemental Confirmation and prepared by CGMI using a consistent methodology.

Initial Calculation Period Start Date:	The Fourth Amendment and Restatement Date.
Initial Calculation Period End Date:	The final Initial Calculation Date.
Averaging Date Disruption:
Modified Postponement; provided that references to “Averaging Date” and “Valuation Date” or “Scheduled Valuation Date” in Section 6.7(c)(iii) of the Equity Definitions shall be deemed to mean “Initial Calculation Date” and “Initial Calculation Period End Date”, respectively.  Notwithstanding anything to the contrary herein or in the Equity Definitions, if a Market Disruption Event occurs on any Initial Calculation Date, the Calculation Agent may determine that such Initial Calculation Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall designate the Valid Date determined pursuant to Section 6.7(c)(iii) of the Equity Definitions as the Initial Calculation Date for the remaining portion, (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day and (iii) the Calculation Agent shall determine the Amendment and Restatement Reference Price, as applicable, by an appropriately weighted average rather than an arithmetic average.  Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Forward Floor Price:	Shall be determined using the Amendment and Restatement Reference Price and the table set forth in Schedule A.
Forward Cap Price:	Shall be determined using the Amendment and Restatement Reference Price and the table set forth in Schedule A.
Final Disruption Date:	September 18, 2019
For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares (reflecting adjustments through the Fourth Amendment and Restatement Date) is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	August 30, 2019	1,681,436
2	September 3, 2019	1,681,436
3	September 4, 2019	1,681,436

3.          For purposes of all Transactions under the Master Confirmation, the definition of “Shares” and “Issuer” are hereby amended by replacing “Shares” in its entirety with the following:

Shares:	The Class A common stock, par value $0.01 per share, of Knight-Swift Transportation Holdings Inc. (f/k/a Swift Transportation Company) (the “Issuer”).

4.          For purposes of all Transactions under the Master Confirmation, Section 2 of the Master Confirmation is hereby amended by replacing the provisions for “Settlement Method Election”, “Electing Party” and the introductory paragraph of “Conditions to Physical Settlement” with the following:
Settlement Method Election:
Applicable; provided that (i) if Counterparty wishes to elect that Cash Settlement apply to some Components and Physical Settlement apply to the other Components, it shall notify CGMI of the number of Components to which Cash Settlement shall apply and whether Cash Settlement shall apply to (a) that number of consecutive Components starting with the first Component or (b) that number of consecutive Components ending with the last Component and (ii) Counterparty shall be entitled to elect Physical Settlement for any Component only if the “Conditions to Physical Settlement” below are satisfied or waived by CGMI prior to the first Scheduled Valuation Date of any Component of such Transaction to which Physical Settlement is applicable (and, if such conditions are not satisfied or waived, Cash Settlement shall apply notwithstanding any election by Counterparty).

Electing Party:	Counterparty.

Conditions to Physical Settlement:
Counterparty shall be entitled to elect Physical Settlement in whole or in part only if Counterparty shall have caused each of the following conditions to be satisfied to CGMI’s satisfaction or CGMI has waived such conditions:

5.          For purposes of all Transactions under the Master Confirmation, the definition of “Settlement Price” is hereby amended by replacing it in its entirety with the following:

Settlement Price:
The volume-weighted average price per Share on the relevant Valuation Date, as reasonably determined by the Calculation Agent by reference to the Bloomberg Page “KNX US <equity> AQR_SEC <Go>” (or any successor page thereto); provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, the Settlement Price shall be determined by the Calculation Agent in good faith and a commercially reasonable manner.

6.          For purposes of all Transactions under the Master Confirmation, the “Share Adjustments” provision is hereby amended by:

(a)        Replacing the “Dividend Adjustments” provision in its entirety with the following; and

Dividend Adjustments:
If at any time during the period from, but excluding, the Trade Date to, and including, a Valuation Date, an ex-dividend date for an Ordinary Cash Dividend to the extent it is an Excess Cash Dividend or for any dividend or distribution that is not an Ordinary Cash Dividend occurs with respect to the Shares (whether cash or non-cash and including any spin-off or other similar transaction) (a “Relevant Distribution”), then, except as provided in the next sentence, the Calculation Agent will adjust one or more of the Forward Floor Price, the Forward Cap Price, the Number of Shares or any other variable relevant to the valuation, settlement, payment or other terms of such Component to reflect the impact of such dividend or distribution on the theoretical value of such Component.  In the case of a Relevant Distribution that is an Excess Cash Dividend, Counterparty may elect, by written notice to CGMI no later than the fifth Scheduled Trading Day immediately preceding the ex-dividend date for such Relevant Distribution, that, in lieu of the adjustment provided in the preceding sentence, Counterparty shall pay CGMI, on the date such Relevant Distribution is paid by the Issuer, an amount equal to the amount of such Relevant Distribution multiplied by the aggregate Number of Shares underlying each Transaction on the relevant ex-dividend date.

(b)       Adding the following provisions immediately after the “Dividend Adjustments” provision;

Ordinary Cash Dividend:	Any cash dividend or distribution that the Calculation Agent determines is an ordinary, quarterly cash dividend.

Excess Cash Dividend:
Any Ordinary Cash Dividend to the extent such Ordinary Cash Dividend, together with any other Ordinary Cash Dividend with an ex-dividend date in the same calendar quarter, exceeds the applicable Contractual Dividend.

Contractual Dividend:
USD 0.06 for each calendar quarter prior to June 30, 2019 and USD 0 for each calendar quarter thereafter (subject to adjustment by the Calculation Agent in its sole discretion in accordance with Calculation Agent Adjustment to account for any Potential Adjustment Event or Extraordinary Event and subject to adjustment by the Calculation Agent in its sole discretion to account for any change to the timing and/or frequency of payment of the Issuer’s regular dividend).

6.         For purposes of all Transactions under the Master Confirmation, Section 4 of the Master Confirmation is hereby amended by replacing clause (d) with the following:

(d)          Counterparty shall have caused (i)(x) Cactus Holding Company III, LLC (“Cactus III”), as the sole member of Counterparty and (y) Jerry C. Moyes, Vickie Moyes and the JVM Trust (as defined below), as the sole members of Cactus III (“Members of Cactus III”), to deliver to CGMI, on or prior to the Trade Date, one or more guaranties in form and substance satisfactory to CGMI (as amended, modified, supplemented, replaced or restated, each a “Guaranty”) and (ii) each of Cactus III, each Member of Cactus III and the manager of Counterparty to deliver to CGMI, on the Trade Date, one or more letter agreements in form and substance satisfactory to CGMI (as amended, modified, supplemented, replaced or restated, each a “Letter Agreement”);
7.         For purposes of all Transactions under the Master Confirmation, Section 6 of the Master Confirmation is hereby amended by replacing clause (r) with the following:
(r)          Exhibit A to the Operating Agreement for Cactus Holding Company, LLC, an Alaska limited liability company, made and entered into effective as of December 27, 2010, as amended on May 18, 2016 (the “Operating Agreement”) by and between Counterparty and Cactus III, as the sole member, describes the membership and the percentage ownership of such member in Counterparty and is true, complete and accurate on the date hereof and any date any necessary action was taken to authorize the execution, delivery and performance of the Transaction (any such date, an “Authorization Date”).
8.         For purposes of all Transactions under the Master Confirmation, Section 6 of the Master Confirmation is hereby amended by replacing clause (u) with the following:
(u)          Counterparty will take all reasonable steps to continue its identity as a separate legal entity and to make it apparent to any third Person (as defined in the Pledge Agreement) (including Cactus III’s and the Members of Cactus III’s creditors) that Counterparty is an entity with assets and liabilities distinct from those of Cactus III and the Members of Cactus III and that Counterparty is not identical with Cactus III or the Members of Cactus III or any other Person (as defined in the Pledge Agreement).  Without limiting the generality of the foregoing, Counterparty will (i) conduct its business in its own name and comply in all respects with the requirements and limitations of its corporate powers set forth in the Operating Agreement and all organizational formalities necessary to maintain its separate existence;

(ii) not incur, create or assume any indebtedness other than its obligations under the Transactions or otherwise engage, directly or indirectly, in any activities other than those required under the Transactions or related to Counterparty’s performance of its obligations thereunder (for the avoidance of doubt, Counterparty shall not be considered to be indirectly involved in any activities by affiliates of Counterparty in which Counterparty has no interest and has no involvement as owner, participant, guarantor, pledgor or otherwise); provided that, notwithstanding anything in this Section 6(u)(ii) to the contrary, Counterparty may (x) engage in a financing transaction in which Counterparty acquires securities or cash to settle or terminate its obligations hereunder with CGMI’s prior written consent, which consent shall not be unreasonably withheld (it being understood that CGMI’s non-participation in the financing as lender, underwriter, or otherwise shall not be reasonable grounds for withholding such consent), (y) (1) accept Shares as distributions in respect of its equity interest in M Capital Group Investors, LLC (“M Capital”), (2) distribute such Shares to Cactus III or deliver such Shares to Cactus III as gifts, (3) accept additional Shares from Cactus III as equity contributions and make an equity contribution of such Shares to M Capital, in each case in accordance with the terms of the Operating Agreement and only to the extent that Counterparty does not incur, create or assume any indebtedness in connection therewith and such action is otherwise in compliance with applicable law, and (z) distribute proceeds received from this Transaction to Cactus III; (iii) continue to be validly existing as a limited liability company in good standing under the laws of Alaska; (iv) not, to the fullest extent permitted by law, take any action within its control to dissolve, liquidate, consolidate, merge, transfer ownership of its interests or sell substantially all its assets; (v) not commingle its funds and assets with those of Cactus III or any of the Members of Cactus III; (vi) not enter into any business transaction with Cactus III, any of the Members of Cactus III or the Issuer, except that Counterparty may (w) accept Shares as distributions in respect of its equity interest in M Capital, (x) distribute such Shares to Cactus III or deliver such Shares to Cactus III as gifts, (y) accept additional Shares from Cactus III as equity contributions and make an equity contribution of such Shares to M Capital, in each case in accordance with the terms of the Operating Agreement and only to the extent that Counterparty does not incur, create or assume any indebtedness in connection therewith and such action is otherwise in compliance with applicable law, and (z) distribute proceeds received from this Transaction to Cactus III; (vii) notify CGMI if any material amendment, alteration, or change is made to the Operating Agreement; (viii) correct any known misunderstanding regarding its separate identity; (ix) pay from its own assets all obligations of any kind incurred by Counterparty including the salaries of its own employees, agents and manager; (x) maintain financial statements and reports, corporate records, books of account, stationery, invoices and business forms separate from those of any other Person, Cactus III or any Member of Cactus III and (xi) file its own tax returns and perform tax reporting as may be required under applicable law.  Neither Counterparty, on the one hand, nor any of Cactus III or any Member of Cactus III, on the other hand, will (1) guarantee the debts or obligations of the other, (2) pledge, grant a security interest in, or lien upon, its assets for the benefit of the other or (3) be responsible, or hold itself out to be responsible, for the debts or obligations of the other or the decisions or actions respecting the daily business and affairs of the other, in each case other than (y) each Guaranty and (z) the performance of the JVM Trust’s role as manager of Counterparty.
9.         For purposes of all Transactions under the Master Confirmation, Section 9 of the Master Confirmation is hereby amended by replacing clause (a) with the following:
(a)          Credit Support Documents; Credit Support Providers.  Credit Support Document means, (i) in relation to Counterparty, the Pledge Agreement, each Guaranty and each Letter Agreement, and (ii) in relation to CGMI, none.  Credit Support Provider means, in relation to Counterparty, Cactus III, each Member of Cactus III and, in relation to CGMI, none.
10.        For purposes of all Transactions under the Master Confirmation, the Pledge Agreement is hereby amended by:
(a)        Replacing the definition of “Collateral Account” with the following:
“Collateral Account” means a securities account (as defined in Section 8-501 of the UCC) maintained in the name of the Pledgor by the Custodian with the account number 768-70618-1-7 or any successor or additional account or accounts (whether maintained by the Custodian or another financial institution) in or to which any Collateral is now or hereafter held or credited.

 (b)          References to “Class B Restrictions” and “Class B Shares” in the Pledge Agreement shall be deleted in each place they appear;
(c)           Replacing the definition of “Specified Dividend” with the following:
“Specified Dividend” means any Relevant Distribution (as defined in the Confirmation) (i) that is an Excess Cash Dividend (as defined in the Confirmation) and (ii) in respect of which the Pledgor has elected, in accordance with the terms of the Confirmation, to pay CGMI an amount equal to the amount of such Relevant Distribution in lieu of CGMI making the adjustments provided for in the Confirmation;
 (d)          Adding the following at the end of Section 3(k) in the Pledge Agreement:
If the Pledgor receives an Ordinary Cash Dividend and has not yet caused the Distribution to be delivered in accordance with Section 3(g), (A) CGMI shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, direct the Pledgor that it may keep the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend and (B) Pledgor shall immediately deliver the remainder of such Ordinary Cash Dividend in accordance with Section 3(g).  If CGMI receives an Ordinary Cash Dividend in the Collateral Account, CGMI shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, promptly deliver the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend to Pledgor and, upon such delivery, the Lien on such portion of such Ordinary Cash Dividend shall be released
; and
(e)          Adding the following at the end of Section 8(q) in the Pledge Agreement:
U.S. QFC Mandatory Contractual Requirements.  The parties hereby agree to incorporate by reference, mutatis mutandis, Section 8(k) (U.S. QFC Mandatory Contractual Requirements) of the Master Confirmation into this Agreement.

11.          For purposes of all Transactions under the Master Confirmation, Section 8 of the Master Confirmation is hereby amended by adding the following clause (k) at the end thereof:

(k)            U.S. QFC Mandatory Contractual Requirements.

(i)          Limitation on Exercise of Certain Default Rights Related to a CGMI Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 8(k)(ii), Counterparty shall not be permitted to exercise any Default Right against Party A with respect to the Agreement or any other Relevant Agreement that is related, directly or indirectly, to a CGMI Affiliate becoming subject to an Insolvency Proceeding.

(ii)          General Creditor Protections. Nothing in Section 8(k)(i) shall restrict the exercise by Counterparty of any Default Right against CGMI with respect to the Agreement or any other Relevant Agreement that arises as a result of:

(1)          CGMI becoming subject to an Insolvency Proceeding; or

(2)          CGMI not satisfying a payment or delivery obligation pursuant to (A) the Agreement or any other Relevant Agreement, or (B) another contract between CGMI and Counterparty that gives rise to a Default Right under the Agreement or any other Relevant Agreement.

(iii)          Burden of Proof. After a CGMI Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to the Agreement or any other Relevant Agreement, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder or thereunder.

(iv)          General Conditions

(1)          Effective Date. The provisions set forth in Section 8(k) will come into effect on the later of the Applicable Compliance Date and the date of the Agreement.

(2)          Prior Adherence to the U.S. Protocol. If CGMI and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of the Agreement, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of the Agreement and shall replace the terms of this Section 8(k). For purposes of incorporating the ISDA U.S. Protocol, CGMI shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and the Agreement shall be deemed to be a Protocol Covered Agreement.

(3)          Subsequent Adherence to the U.S. Protocol. If, after the date of the Agreement, both CGMI and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 8(k).

(v)          Definitions. For the purposes of this Section 8(k), the following definitions apply:

“Applicable Compliance Date” with respect to the Agreement shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“CGMI Affiliate” means, with respect to CGMI, a BHC Affiliate of that party.

“Credit Enhancement” means, with respect to the Agreement or any other Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of CGMI or Counterparty hereunder or thereunder or with respect hereto or thereto, including any guarantee or collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

“Default Right” means, with respect to the Agreement (including any Transaction or Confirmation hereunder) or any other Relevant Agreement, any:
(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and
(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but (iii) solely with respect to Section 8(k)(i) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

 “Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

 “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to CGMI, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Agreement” means the Agreement (including all Transactions and Confirmations hereunder) and any Credit Enhancement relating hereto or thereto.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

Counterparty hereby agrees (a) to check this Fourth Amended and Restated May 2016 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Fourth Amended and Restated May 2016 Supplemental Confirmation relates by manually signing this Fourth Amended and Restated May 2016 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.
Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ James Heathcote
Authorized Representative

Confirmed as of the date first above written:

CACTUS HOLDING COMPANY, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee of the Manager

[Signature Page to Fourth Amended and Restated May 2016 Supplemental Confirmation for Cactus I Forward]

SCHEDULE A

Amendment and Restatement Reference Price	Forward Floor Price	Forward Cap Price
USD 29.00	USD 36.25	USD 44.50
USD 30.00	USD 36.75	USD 44.75
USD 31.00	USD 37.25	USD 44.75
USD 32.00	USD 38.50	USD 46.25
USD 33.00	USD 39.00	USD 46.00

If the exact Amendment and Restatement Reference Price is not set forth in the table and is between two Amendment and Restatement Reference Prices on the table, the Forward Floor Price and the Forward Cap Price shall each be determined by a straight-line interpolation, with reference to the next higher and next lower Amended and Restated Reference Prices (and if the exact Amendment and Restatement Reference Price exceeds the highest or is below the lowest Amendment and Restatement Reference Price in the table, the Forward Floor Price and the Forward Cap Price shall each be extrapolated from the table by the Calculation Agent in a commercially reasonable manner).  The Forward Floor Price and Forward Cap Price shall each be rounded to the nearest 0.0001.

Back to Schedule 13D/A